Exhibit 10.68

One Maritime Plaza

300 Clay Street

San Francisco, CA 94111

June 3, 2013

Dear Giannella:

This letter is to confirm our understanding with respect to the Retention Bonuses as set forth (and defined) in your employment offer letter, dated June 3, 2013 (“Offer Letter”). In the event that your title has not been changed, other than with your written consent, to President, Pet Business Unit, prior to January 1, 2014, Retention Bonus 3 shall become fully vested and not subject to repayment as otherwise provided in the Offer Letter. Further, in the event that your title has not been changed, other than with your written consent, to President, Pet Business Unit, prior to April 30, 2014, (i) Retention Bonuses 1 and 2 shall become fully vested and not subject to repayment as otherwise provided in the Offer Letter and (ii) if you elect to voluntarily resign your employment during the period between April 30, 2014 and May 31, 2014, your resignation will be treated for all purposes as a Tier II level Termination of Employment without Cause under the Del Monte Corporation Executive Severance Plan as such plan is in effect on your start date. In addition, in the event that Del Monte closes a full divestiture of the Consumer Business Unit prior to January 1, 2014, and your title is not changed immediately thereafter, other than with your written consent, to President, Pet Business, the Retention Bonuses will become fully vested and not subject to repayment as otherwise provided in the Offer Letter.

Sincerely,

David J. West

President and Chief Executive Officer

Signed: /s/ David J. West

Dated:

Accepted and agreed:

/s/ Giannella Alvarez

Giannella Alvarez

Date:

cc:	A. Husain

D. Windham